NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2016

(La Jolla, California) - August 8, 2016 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) reported results for the second quarter ended June 30, 2016. PICO reported shareholders’ equity of $336 million ($14.58 per share) at June 30, 2016, compared to $346.4 million ($15.04 per share) at December 31, 2015.

Second Quarter Segment Results of Operations

For the second quarter of 2016, PICO reported a net loss of $3.4 million ($0.15 per share), compared to a net loss of $49.8 million ($2.17 per share) in the second quarter of 2015. Our second quarter segment results of operations were as follows (in thousands):

	Three Months Ended June 30,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$99	$513
Real estate operations	82,893	54,786
Corporate	717	(20,191)
Total revenue	$83,709	$35,108

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(1,540)	$(1,249)
Real estate operations	1,912	(1,721)
Corporate	(3,165)	(23,861)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(2,793)	(26,831)
Benefit for federal, foreign, and state income taxes	124	2,731
Equity in loss of unconsolidated affiliate		(998)
Loss from continuing operations	(2,669)	(25,098)
Loss from discontinued agribusiness operations, net of tax	(44)	(8,813)
Loss on sale of discontinued agribusiness operations, net of tax	(10)	(16,903)
Net loss from discontinued agribusiness operations, net of tax	(54)	(25,716)
Net loss	(2,723)	(50,814)
Net (income) loss attributable to noncontrolling interests	(675)	1,044
Net loss attributable to PICO Holdings, Inc.	$(3,398)	$(49,770)

First Six Month Segment Results of Operations

For the first six months of 2016, we reported a net loss of $10.2 million ($0.44 per share), compared to a net loss of $66.6 million ($2.90 per share) in the first six months of 2015. Our six months segment results of operations were as follows (in thousands):

	Six Months Ended June 30,
	2016	2015
Revenue by operating segment:
Water resource and water storage operations	$259	$723
Real estate operations	151,166	98,466
Corporate	1,322	(18,758)
Total revenue	$152,747	$80,431

Income (loss) before taxes by operating segment:
Water resource and water storage operations	$(3,233)	$(2,741)
Real estate operations	1,837	(5,500)
Corporate	(6,192)	(27,672)
Loss from continuing operations before income taxes and equity in loss of unconsolidated affiliates	(7,588)	(35,913)
(Provision) benefit for federal, foreign, and state income taxes	(34)	2,970
Equity in loss of unconsolidated affiliate		(1,481)
Loss from continuing operations	(7,622)	(34,424)
Loss from discontinued agribusiness operations, net of tax	(84)	(19,295)
Loss on sale of discontinued agribusiness operations, net of tax	(1,859)	(16,903)
Net loss from discontinued agribusiness operations, net of tax	(1,943)	(36,198)
Net loss	(9,565)	(70,622)
Net (income) loss attributable to noncontrolling interests	(634)	4,027
Net loss attributable to PICO Holdings, Inc.	$(10,199)	$(66,595)

PICO’s President and Chief Executive Officer, John Hart, commented:

“Comparing the second quarter of 2016 to the same period in 2015, UCP continued to increase revenue and improve margins. UCP’s net income increased to $1.8 million and their homebuilding revenue increased by 60.3% to $81.4 million. UCP’s homebuilding gross margin percentage increased to 18.2% while driving down general and administrative costs to 8.7% of UCP’s total revenue. UCP’s unit backlog at June 30, 2016 was $149.3 million (339 units) compared to $112.1 million (274 units) at June 30, 2015.

“Vidler did not have any significant monetizations in the second quarter of 2016 and this is reflected in their results for the period. Vidler’s most material and significant assets are located in northern Nevada and Arizona. Tesla and Panasonic recently announced that they are continuing with plans to build out the Gigafactory located in the Tahoe Reno Industrial Centre (TRIC) and aim to have a 5.8 million square facility completed by 2020. The Gigafactory, which houses the Panasonic activities as well as those related to Tesla, the Switch facility and other smaller commercial/industrial projects at TRIC and the jobs created in the region as a direct and indirect effect of these large and related industrial/manufacturing projects, together with many other indications of increasing economic activity in the North Valleys of Reno, should create significant demand for our northern Nevada water resources over the next several years. Future development in the North Valleys is highly dependent on the availability and use of our water resources in that region.

“The reservoirs along the Colorado River are, on balance, at less than fifty percent of their capacity. Aside from the recurring drought on the Colorado system, the overriding issue for all basin states, particularly the Lower Basin, is the “Structural Deficit” which is directly tied to the over allocation of the Colorado River itself, which will continue to have a direct economic and environmental impact on those communities that depend on the Colorado River as a water supply. Recognizing this impact to economies in those Lower Basin communities along the river, Arizona, Nevada, California and the Bureau of Reclamation are negotiating a new plan which would require that more water remain in Lake Mead than was established in previous agreements between the States. Leaving more water in Lake Mead could result in some Arizona water needs not being met, as well as increasing the cost of the water supply. Vidler believes that this would result in a broader and stronger market for our Long Term Storage Credits. Vidler is currently in negotiations/discussions with various commercial users which desire to acquire some quantity of Vidler’s Long Term Storage Credits to bridge the crisis or provide some period of operation for those businesses to offset what is often a significant capital investment which may be at risk of impairment.

“During the second quarter of 2016 we implemented further cost savings, which we believe will result in $600,000 of cost savings per annum in future periods.”

Net Operating Loss Carryforwards

At June 30, 2016, PICO had approximately $138.3 million of (pre-tax) federal net operating loss carryforwards, or NOLs, that could be utilized in certain circumstances to offset PICO’s taxable income and reduce its federal income tax liability. Additional information with respect to these NOLs is contained in PICO’s Annual Report on Form 10-K for the year ended December 31, 2015 that PICO has filed with the Securities and Exchange Commission.

Net Book Value

The following table is provided as a supplement to the condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q, to illustrate the relative size of our assets and activities (in millions):

Segment	Net Book Value
June 30, 2016
Water resource and water storage operations	$184.4
Real estate operations	130.2
Corporate and discontinued agribusiness operations	21.4
Shareholders’ equity	$336.0

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of June 30, 2016, our two major investments were:

•	Vidler Water Company, Inc., a water resource development business; and

•
a 56.9% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, the Puget Sound area of Washington State, North Carolina, South Carolina and Tennessee.

OTHER INFORMATION

At June 30, 2016, PICO Holdings, Inc. had a market capitalization of $218 million, and 23,046,737 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the future demand for our water resources and Long Term Storage Credits, the savings resulting from our recent adjustments to our overhead, our ability to utilize NOLs to offset taxable income and reduce our federal income liability, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Financial Profiles, Inc.
Paige Hart
phart@finprofiles.com
310-478-2700

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